Exhibit 99.1

NEWS RELEASE

Contacts:
MSC Income Fund, Inc.
Dwayne L. Hyzak, CEO, dhyzak@mainstcapital.com
Cory E. Gilbert, CFO, cgilbert@mainstcapital.com
713-350-6000
Dennard Lascar Investor Relations
Ken Dennard / ken@dennardlascar.com
Zach Vaughan / zvaughan@dennardlascar.com
713-529-6600

MSC Income Fund Announces First Quarter 2026 Private Loan Portfolio Activity
HOUSTON – April 9, 2026 – MSC Income Fund, Inc. (NYSE: MSIF) (“MSC Income” or the
“Fund”) is pleased to announce the following recent activity in its private loan portfolio. During the first quarter of 2026, MSC Income originated new or increased commitments in its private loan portfolio of $38.9 million and funded total investments across its private loan portfolio with a cost basis totaling $54.8 million.
The following represent notable new private loan commitments and investments during the first quarter of 2026:
•$17.5 million in a first lien senior secured term loan, $2.5 million in a first lien senior secured revolver and $5.0 million in a first lien senior secured delayed draw term loan to a provider of predictive analytics solutions to the U.S. Department of Defense, focusing on supply chain and maintenance applications; and
•Increased commitment of $5.9 million in an incremental first lien senior secured term loan to a provider of ground services to commercial, general and cargo aviation markets.
As of March 31, 2026, MSC Income’s private loan portfolio included total investments at cost of approximately $843.1 million across 80 unique companies. The private loan portfolio, as a percentage of cost, included 92.6% invested in first lien senior secured debt investments and 7.4% invested in equity investments or other securities.
ABOUT MSC INCOME FUND, INC.
The Fund (www.mscincomefund.com) is a principal investment firm that primarily provides debt capital to private companies owned by or in the process of being acquired by a private equity fund.
The Fund’s portfolio investments are typically made to support leveraged buyouts, recapitalizations, growth financings, refinancings and acquisitions of companies that operate in diverse industry sectors.
The Fund seeks to partner with private equity fund sponsors and primarily invests in secured debt investments within its private loan investment strategy. The Fund also maintains a portfolio of customized long-term debt and equity investments in lower middle market companies, and through those investments, the Fund has partnered with entrepreneurs, business owners and management teams in co-investments with Main Street Capital Corporation (NYSE: MAIN) (“Main Street”) utilizing the customized “one-stop” debt and equity financing solutions provided in Main Street’s lower middle market investment strategy. The Fund’s private loan portfolio companies generally have annual revenues between $25 million and $500 million. The Fund’s lower middle market portfolio companies generally have annual revenues between $10 million and $150 million.
ABOUT MSC ADVISER I, LLC
MSC Adviser I, LLC (“MSCA”) is a wholly-owned subsidiary of Main Street that is registered as an investment adviser under the Investment Advisers Act of 1940, as amended. MSCA serves as the investment adviser and administrator of the Fund in addition to several other advisory clients.